Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of SofTech, Inc. of our report dated September 26, 2011, relating to our audits of the Company’s consolidated financial statements as of and for the years ended May 31, 2011 and 2010, which appears on Form S-1 (No. 333-174818) of SofTech, Inc.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

April 13, 2012